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H. F. AHMANSON & COMPANY AND SUBSIDIARIES
STATEMENTS OF COMPUTATION OF INCOME PER SHARE
EXHIBIT 11


     Common stock equivalents identified by the Company in determining its basic income per common share are stock options and stock appreciation rights. In addition, common stock equivalents used in the determination of diluted income per common share include the effect, when such effect is not anti-dilutive, of the 6% Cumulative Convertible Preferred Stock, Series D which is convertible into 11.7 million shares of Common Stock at $24.335 per share of Common Stock. The following is a summary of the calculation of income per common share (dollars in thousands, except per share data):
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

                                                      For the Three Months Ended
                                                               March 31,
                                                     ---------------------------
                                                        1998             1997
                                                     -----------     -----------
Net income:
  Net income                                         $   114,303     $   103,093
  Less accumulated dividends on preferred stock           (6,986)         (8,408)
                                                     -----------     -----------
  Basic net income attributable to common shares         107,317          94,685
  Add accumulated dividends paid on convertible
    preferred stock, Series D                              4,256           4,313
                                                     -----------     -----------
  Diluted net income attributable to common shares   $   111,573     $    98,998
                                                     ===========     ===========
Weighted average shares:
  Basic weighted average number of common
    shares outstanding                               101,512,046     100,605,693
  Dilutive effect of outstanding common stock
    equivalents                                       13,503,936      13,517,483
                                                     -----------     -----------
  Diluted weighted average number of common
    shares outstanding                               115,015,982     114,123,176
                                                     ===========     ===========
Per share:
  Basic income per common share                      $      1.06     $      0.94
                                                     ===========     ===========
  Diluted income per common share                    $      0.97     $      0.87
                                                     ===========     ===========
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